UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES AND EXCHANGE ACT OF 1934

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Date of Report (Date of earliest event reported):  September 26, 2011
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GYRODYNE COMPANY OF AMERICA, INC.
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(Exact name of Registrant as Specified in its Charter)

New York	000-01684	11-1688021
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(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1 FLOWERFIELD, Suite 24
ST. JAMES, NEW YORK 11780
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(Address of principal executive
offices) (Zip Code)

(631) 584-5400
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Registrant’s telephone number,
including area code

N/A
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(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On September 26, 2011, Gyrodyne Company of America, Inc. (the “Company”) announced the successful completion of its rights offering, which concluded on September 22, 2011.  The Company raised $10.2 million, the maximum gross proceeds possible.  In the rights offering, the Company distributed non-transferable rights to purchase 173,305 shares of its common stock at a purchase price of $53.00 per share to shareholders of record as of August 15, 2011. In addition, the Company had the option to issue an additional 19,336 shares to honor over-subscription requests.

The Company received subscriptions for approximately 294,685 shares, greatly exceeding the maximum shares offered of 173,305, and the Company elected to exercise its overallotment option to issue an additional 19,336 shares to satisfy over-subscription requests.  Shareholders were allocated 100% of their basic subscriptions and, as a result of the pro rata allocation of available shares to satisfy over-subscription requests, over-subscribing shareholders were also allocated additional shares equal to 47% of the oversubscription shares requested.  Accordingly, the Company has issued an aggregate of 192,641 shares in the rights offering.

The net proceeds of the offering will be used for potential additional expenses associated with the condemnation litigation, pursuing development rights for the Flowerfield property, necessary capital improvements in the Company’s real estate portfolio and general working capital.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Document

99.1	Press release, dated September 26, 2011, announcing the successful completion of the rights offering to shareholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GYRODYNE COMPANY OF AMERICA, INC.

By:  /s/ Stephen V. Maroney
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Stephen V. Maroney
President and Chief Executive Officer

Date:  September 26, 2011